Exhibit 99.1

SUMMARY OF INDEPENDENT INVESTIGATION

by the

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

of

KRISPY KREME DOUGHNUTS, INC.

August 10, 2005

The Special Committee of the Board of Directors (the “Special Committee”) of Krispy Kreme Doughnuts, Inc. (the “Company” or “KKD”) has completed its independent investigation and has prepared a comprehensive report (the “Report”), which has been presented to the Company’s Board of Directors (the “Board”). The following is a summary of the conclusions and directions for remedial action set forth in the Report. As part of the Special Committee’s continuing cooperation with ongoing investigations by the United States Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney’s Office”), the Special Committee has made the Report available to these regulators, but is not publicly disclosing the Report in its entirety at this time.

Introduction

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The Krispy Kreme story is one of a newly-public company, experiencing rapid growth, that failed to meet its accounting and financial reporting obligations to its shareholders and the public. While some may see the accounting errors discussed below as relatively small in magnitude, they were critical in a corporate culture driven by a narrowly focused goal of exceeding projected earnings by a penny each quarter.

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In our view, Scott A. Livengood (“Livengood”), former Chairman of the Board and Chief Executive Officer (“CEO”), and John W. Tate (“Tate”), former Chief Operating Officer (“COO”), bear primary responsibility for the failure to establish the management tone, environment and controls essential for meeting the Company’s responsibilities as a public company. Krispy Kreme and its shareholders have paid dearly for those failures, as measured by the loss in market value of the Company’s shares, a loss in confidence in the credibility and integrity of the Company’s management and the considerable costs required to address those failures.

•	The number, nature and timing of the accounting errors strongly suggest that they resulted from an intent to manage earnings. All those we interviewed have repeatedly and firmly denied having any intent to manage earnings or having given or received any instruction (explicit or otherwise) to do so. But we never received credible explanations for transactions that appear to have been structured or timed to allow for the improper recognition of revenue or improper reduction of expense. While we believe that our investigation was thorough and more than sufficient to support our conclusions, we recognize that government investigators, who have a broader array of investigatory tools than are available in a private investigation such as ours, may uncover additional facts that will better illuminate the intent behind various individuals’ actions and the underlying events.

•	All officers or employees who we believe had any substantial involvement in or responsibility for the accounting errors have left the Company.
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The Special Committee reserves the right to oversee the Company’s restatement process to ensure that the restatement adjusting entries comport with our understanding of the facts and generally accepted accounting principles (“GAAP”). The Special Committee also reserves the right to conduct any additional investigation it deems appropriate with respect to new facts or issues that may arise in the restatement process.

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We have been mindful of our heavy responsibility to take those actions that we believe are necessary and in the best interest of the Company and its shareholders. We believe the remedial actions that we are directing the Company to take, which include significant changes in corporate culture and governance, provide a foundation on which the Company can rebuild public confidence and trust and continue the development of its remarkable brand.

Background

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The Company and its predecessors have been making and selling doughnuts since 1937, when the business was founded in Winston-Salem, North Carolina. Historically, the Company operated through Company-owned stores and manufacturing sites, as well as a very limited number of franchisees who generally had been affiliated with the Company for generations and who held significant ownership interests in the Company. In the mid-1990s, the Company began positioning itself as a specialty retail concept and expanding nationally, primarily through a new franchise program. Under this new program, the Company licensed geographic markets to franchisees, known as area developers (“Area Developers”), who committed to open a specified number of stores within a specified period of time, and to purchase doughnut mix and manufacturing equipment from the Company. In

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April 2000, the Company completed an initial public offering (the “IPO”) and, for the next four years, enjoyed remarkable growth and stock market success.

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The Company’s store base expanded from 58 Company-owned and 86 franchised factory stores at the end of fiscal 2000 (the last fiscal year before the IPO) to 141 Company-owned and 216 franchised factory stores at the end of fiscal 2004.[1] New store openings were major events, attracting long lines and extensive media coverage. The Company’s products garnered favorable mention in countless movies, television programs and publications. In its July 7, 2003 cover story, Fortune acclaimed Krispy Kreme as “the hottest brand in America.” Its signature Hot Original Glazed™, a freshly made doughnut right off the line, became part of American popular culture.

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Annual revenues grew from $220 million in fiscal 2000 to $665.6 million in fiscal 2004 and net income per share on a diluted basis (“EPS”) grew even more sharply, from $0.16 to $0.92. With the exception of one period affected by an unfavorable arbitration award, the Company consistently met, and usually exceeded, the quarterly and annual earnings guidance it gave to Wall Street. The market price of the Company’s common stock climbed most dramatically of all, from the IPO price of $5.25 per share to a high of $49.37 per share on August 18, 2003 (early in the fiscal 2004 third quarter).[2]

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The Company’s stock price began to decline later in the third quarter, and it closed fiscal 2004 at $35.64 per share. This downward trajectory accelerated on May 7, 2004 when, citing the increasing popularity of low-carbohydrate diets, the Company lowered by 10% (excluding certain charges) the fiscal 2005 first quarter and fiscal 2005 full year earnings guidance it had issued on February 17, 2004, and reaffirmed on March 10, 2004. The market reacted strongly. The Company’s stock price dropped from $31.80 per share on May 6, 2004 to $22.51 per share on May 7, 2004, a 29% decline in a single day.

•	The positive media attention drawn by the Company turned negative, but no less attentive. On May 25, 2004, The Wall Street Journal

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1) The Company’s fiscal year ends on the Sunday closest to the last day in January. Accordingly, references to fiscal 2000, fiscal 2001, fiscal 2002, fiscal 2003, fiscal 2004 and fiscal 2005 are to the fiscal years ended January 30, 2000, January 28, 2001, February 3, 2002, February 2, 2003, February 1, 2004 and January 30, 2005, respectively.

2) All KKD stock prices and related data have been adjusted to take into account two-for-one stock splits effected twice by the Company in fiscal 2002. Except as otherwise noted, each KKD stock price presented is the closing price on the date indicated.

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published an article raising accounting and disclosure questions concerning the Company’s fiscal 2004 acquisitions of its Michigan franchise and the interests it did not already own in its Northern California franchise. Class actions brought under the federal securities laws and the Employee Retirement Income Security Act of 1974 (“ERISA”), shareholder demands and shareholder derivative actions followed, as did investigations by the SEC and the U.S. Attorney’s Office.

Establishment of the Special Committee

•	We were appointed to the Board on October 4, 2004 to serve as new independent directors and as the co-chairs and members of a newly-formed Special Committee.
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The Special Committee received a broad mandate: to conduct an independent review and investigation of any and all issues raised by (i) regulatory investigations such as those commenced by the SEC and the U.S. Attorney’s Office; (ii) PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors; (iii) shareholder demands and shareholder derivative actions; and (iv) “whistleblowers.” The Special Committee’s mandate also encompasses any other issues it deems necessary or appropriate in furtherance of its investigation.

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With respect to each of these matters, the Special Committee received full and complete authority and power to determine the appropriate action to be taken by the Company and to initiate, supervise and conduct to conclusion any lawful action that the Special Committee, in the exercise of its independent judgment, deems to be in the best interest of the Company.

The Special Committee’s Investigation

•	The Special Committee conducted its investigation from early October 2004 through early August 2005.
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To assist in the investigation, the Special Committee retained independent counsel, Weil, Gotshal & Manges LLP (“Weil Gotshal”) and Smith Moore LLP (“Smith Moore”). Weil Gotshal, in turn, retained independent forensic accountants, Navigant Consulting, Inc. (“Navigant”), and an independent restaurant industry valuation expert, Restaurant Capital Advisory, LLP.

•	The principal areas of the investigation were as follows: (i) the Company’s acquisitions from franchisees of its Dallas, Michigan and

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Northern California franchises3; (ii) the Company’s quarterly closings in fiscal 2004, including the impact of its accounting for the Senior Executive Incentive Compensation Plan (the “Incentive Plan”), and the Company’s disclosure of its fiscal 2004 quarterly results; and (iii) the Company’s revenue recognition practices, including those associated with equipment sales. We also investigated certain other legal and accounting matters raised in the press about the Company or public companies generally.

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Our work has been extensive, involving thousands of hours spent by us and our professional advisors. The Committee met over 60 times during the course of its work. With the assistance of our professional advisors, we engaged in extensive fact-finding through interviews of over 100 individuals (many on multiple occasions) and reviews of over 2.4 million pages of documents and electronic files.

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We note that the Special Committee’s work was constrained by the inherent limitations of any private investigation, particularly our inability to subpoena witnesses and documents and to obtain sanctions for either perjury or failure to disclose information or documents. Many of those we interviewed, and certain persons outside the Company who, despite repeated requests, refused to be interviewed, either have given, or may eventually give, testimony under oath in the governmental investigations and civil lawsuits. Accordingly, additional facts, better illuminating the intent behind various individuals’ actions, may emerge.

Conclusions

1.	Management Tone and Environment
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In our judgment, Livengood as CEO and Tate as COO failed to establish a management tone and environment that demanded accurate accounting and financial reporting or to put in place controls, procedures and resources adequate for a business experiencing explosive growth. These failures led or contributed to accounting errors – substantially all of which had the effect of increasing EPS – at the same time that Livengood, Tate and others were profiting greatly from

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3) The Company acquired the assets of its Dallas franchisee on June 27, 2003, during the second quarter of fiscal 2004, for $65.8 million in cash; the assets of its Michigan franchisee on October 27, 2003, during the third quarter of fiscal 2004, for consideration ultimately amounting to $32.11 million; and the membership interests that it did not already own in its Northern California franchisee, on January 30, 2004, during the fourth quarter of fiscal 2004, for $16.84 million in cash. For simplicity, we refer to the Company’s acquisition of the minority interests in the Northern California franchise as the Northern California franchise acquisition.

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stock options, cash bonuses tied to EPS growth and generous perquisites.

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It appears to us that Livengood was too focused on meeting and exceeding Wall Street expectations and gave too little attention to establishing the appropriate tone from the top. While setting an aggressive growth agenda, Livengood disregarded essential requirements of public company stewardship: sufficient internal controls and procedures for managing rapid growth and ensuring accurate accounting and reporting, including senior management oversight, broad-based internal communication and an adequate number of personnel with the requisite background and experience for their responsibilities. Livengood insisted on being at the center of all decision-making, yet he was viewed as unapproachable by his management team. Senior managers functioned in solitary silos without access to all critical facts or an understanding of what others were doing. As a result, Livengood presided over an organization that “got it wrong” far too many times in accounting for a variety of transactions.

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Tate also bears a large measure of responsibility for the failure to set the appropriate management tone and environment and to put in place adequate controls, procedures and resources. Although he came from outside the Company, and had public company experience, Tate did not bring with him an emphasis on controls, procedures and resources necessary for a public company COO. He pushed hard to close deals and meet growth goals. But he gave little attention to details and to communicating important information to other Company managers, including those responsible for accounting. Tate also appears to have been directly involved in inappropriate efforts to increase or accelerate the recognition of revenue.

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A review of the key corporate position of Chief Financial Officer (“CFO”) highlights the problems at the Company. The CFO position turned over three times in four years. The first CFO of KKD as a public company retired shortly after the IPO. Tate served as the Company’s second CFO for a relatively brief period (October 2000 to January 2002) before becoming COO. When Tate became COO in January 2002 (serving until August 2004), Randy S. Casstevens (“Casstevens”) was promoted from Senior Vice President of Finance and Corporate Treasurer to CFO. By all accounts, including his own, Casstevens was a poor choice for that position. He made it known during his first year as CFO that he was uncomfortable in the role and that he felt he was better suited to a controller-type position. Nevertheless, Casstevens remained as CFO until the end of December 2003. During fiscal 2003 and 2004, when the accounting errors discussed below occurred, neither Tate nor Casstevens provided the leadership and supervision over the

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finance and accounting functions that one would expect from a COO and CFO, respectively.

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A review of another key corporate position, General Counsel, is similarly troubling. For KKD’s first two years as a public company, it had no General Counsel. Even when a General Counsel joined the Company, he was not extensively involved in the franchise acquisitions or preparation of the Company’s public disclosures.

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The inadequacy of senior management oversight and other internal controls and procedures is abundantly evident in the Dallas, Michigan and Northern California franchise acquisitions. Senior management described to us the Company’s approach to franchise acquisitions as “opportunistic” in our view, the approach is better characterized as one lacking coordination, informed oversight and critical analysis. No outside financial or valuation advice was obtained in evaluating these acquisitions and, once the Company’s principal negotiators believed they had struck a deal, subordinates were instructed to get it signed and closed, without appropriate supervision in negotiating the remaining terms or documenting the transaction. The combination of inattention to detail, poor internal communication, absent or passive professional advice and inadequate oversight resulted in errors that should not have been made.

2.	Accounting Errors
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With the assistance of Navigant, we uncovered errors in the Company’s accounting for the Dallas, Michigan and Northern California franchise acquisitions, equipment sales and the Incentive Plan, as well as in adjustments made while closing the books at the end of fiscal 2004. Although we have not been able to conclude, based on the evidence available to us, whether these errors stemmed from an improper intent to manage earnings, there are several causes for our concern about the possibility of earnings management. First, the Company had a pattern of exceeding its earnings guidance by one penny for each of full fiscal years 2001 and 2002 and, after the Company commenced a practice of issuing quarterly EPS guidance, most quarters of fiscal 2003 and 2004. Second, in each of fiscal years 2001 through 2004, bonuses under the Incentive Plan were tied to exceeding EPS growth hurdles (specifically in fiscal 2004, annual EPS guidance plus four pennies). Finally, substantially all of the errors had the effect of increasing EPS.

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Some of the accounting errors occurred in the context of accounting rules that called for informed and professional judgments, both in assessing the economics of the transactions and in interpreting the governing accounting literature. One example is the Company’s accounting for a portion of the payments made to the managing partners

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of the Michigan and Northern California franchises, each of whom was hired by the Company at, or in anticipation of, the acquisition and fired almost immediately. It appears that those responsible for the accounting may have failed to appreciate the significant accounting issues arising from the abrupt terminations. In the Michigan franchise acquisition, the Company erroneously failed to treat $3.4 million of the amount paid to the managing partner as compensation expense, rather than as a component of purchase price. In the Northern California franchise acquisition, the Company erroneously failed to treat $1 million of the amount paid to the managing partner – as well as $1.8 million of the amount paid to another seller – as compensation expense. In the aggregate, the correct accounting for these items would have reduced earnings by almost four cents in the fourth quarter of fiscal 2004, a quarter and year in which the Company barely met its EPS guidance.

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Other accounting errors apparently reflect either misapplication of basic accounting principles or a misunderstanding of the controlling facts. For example, under the Company’s Incentive Plan for fiscal 2004, if the Company exceeded its initial EPS guidance for the year by $0.04, all additional amounts earned, up to a ceiling of $17.8 million, would be used for incentive compensation payments. Because the Incentive Plan was based on achieving an annual EPS target, the Company should have accrued for liabilities at the end of each quarter based on an estimate of the Company’s expected annual EPS performance. The Company incorrectly accrued quarterly reserves for payment of incentive compensation not based on the projected annual EPS, but based instead on the maximum amount that could be accrued per quarter while still exceeding quarterly guidance by one penny. This methodology led to erroneous underaccruals and reversals of previously accrued incentive compensation without which, in both the first and second quarters of fiscal 2004, the Company would not have exceeded its EPS guidance by at least one penny. Especially troubling to us, the Company made no disclosure alerting investors to the impact of this Incentive Plan accounting on reported EPS. These issues have particular significance in light of substantial stock sales – at or about the highest trading price KKD stock ever reached – by Livengood, Tate, Casstevens and certain members of the Board shortly after second quarter results were announced on August 21, 2003. We leave to governmental investigators and civil litigants further inquiry into whether any stock sales made by insiders violated the federal securities laws.

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The most egregious accounting errors we have uncovered involve (i) round-trip transactions in connection with each of the Dallas, Michigan and Northern California franchise acquisitions that resulted in the improper recognition of income or improper reduction of expense, and (ii) the improper recognition of revenue on certain shipments of

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equipment made months before the franchisees were ready to install the equipment in new stores. Most of these transactions occurred at the end of a fiscal period. Although the individual amounts involved in these transactions are relatively small in dollar amount, each had a material impact on the Company meeting or exceeding its EPS guidance for the particular period because $1 million of pre-tax income for KKD roughly equated to one penny of EPS. These errors raise serious questions about the integrity or competence of those involved and underscore the lack of appropriate accounting and legal controls at the Company.

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In the Dallas franchise acquisition, which closed on June 27, 2003, the Company sold doughnut-making equipment to the Dallas franchisee for approximately $700,000 and agreed at the same time to increase the purchase price for the franchise to cover the price of the equipment. The Company erroneously recorded the approximately $700,000 sales price as revenue rather than as an offset to the increased franchise purchase price. This error contributed approximately half a penny of earnings in the second quarter of fiscal 2004, a quarter in which the Company exceeded its EPS guidance by one penny. When later asked by a senior officer responsible for accounting whether the equipment sale was in the ordinary course, Tate did not disclose that the purchase price for the Dallas franchise had been increased to cover the cost of the equipment.

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In the Michigan franchise acquisition, which closed on October 27, 2003, less than one week before the end of the fiscal 2004 third quarter, the purchase price paid by the Company was increased by additional cash consideration of $535,463 representing amounts the Company contended were owed to it by the Michigan franchisee for certain liabilities (interest income and legal fees). The sellers immediately paid that amount back to the Company to settle those liabilities, and the Company erroneously recorded the additional cash consideration in income rather than as an offset to the increased purchase price. The Company’s accounting for the additional cash consideration contributed approximately half a penny of earnings in a quarter in which the Company exceeded its EPS guidance by one penny.[4]

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4) Through the Special Committee’s investigation, new facts have emerged concerning some of the issues addressed in the Company’s August 2, 2004 and October 4, 2004 responses to comment letters received from the SEC. We understand that the Company will furnish revised responses to the SEC reflecting these newly uncovered facts. In particular, the August 2, 2004 letter to the SEC stated, “The receivable amounts due from DRM at the time of completion of the acquisition were considered fully collectible. Although certain amounts outstanding were past due, we believed that the cash flow generated from the operations of the market, DRM’s ability to refinance or obtain additional financing for its operations and its payment history provided sufficient evidence of the collectibility of these amounts . . . .” The facts uncovered in our investigation have necessitated a change in the Company’s position concerning the appropriate accounting treatment of this issue.

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In the Northern California franchise acquisition, which closed on January 30, 2004, the managing partner (and 25% owner) of the franchise partnership resigned several months before the closing. At the closing, he entered into an agreement that obligated him to pay the Company a management fee for the period between his resignation and the closing. Instead of deducting the management fee from the purchase price for the managing partner’s interest, as drafts of the agreements had contemplated, the Company caused the franchise partnership to distribute $597,415 to the managing partner out of his capital account, which the managing partner immediately paid back to the Company as the management fee. The Company, which would have acquired the managing partner’s capital account as part of the acquisition itself, erroneously recorded the amount received from the managing partner in income. This circular payment, made two days before the end of fiscal 2004, contributed about half a penny of earnings to a quarter in which the Company barely met its EPS guidance.

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We also note that senior management failed to disclose promptly to the Audit Committee and PwC documents that suggested that these accounting errors, which may have been intentional, had been made in connection with the Michigan and Northern California acquisitions.

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We have identified six occasions on which the Company shipped doughnut-making equipment to franchisees and erroneously recorded revenue at the time of the shipments, even though the equipment remained stored in trailers to which the franchisees did not have access for months before installation.[5] It appears that Tate caused Company personnel to call franchisees and request that they take delivery of the equipment significantly before they would be installing it in their new stores. These errors improperly accelerated the recognition of revenue and income in the third and fourth quarters of fiscal 2003. Certain of these sales also contributed to exceeding the EPS hurdle under the Incentive Plan for fiscal 2003, the last year for which cash bonuses were paid.

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5) It should be noted that one of the six equipment sales related to a consolidated joint venture and, therefore, the revenue on the sale was ultimately eliminated in consolidation.

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3.	Management’s Failure to Adequately Inform the Board
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In seeking Board approval for the franchise acquisitions, senior management (usually Tate) made brief slide presentations at Board meetings; generally, hard copies of the presentations were not circulated in advance of or after the meetings. The presentations contained certain metrics used in evaluating the acquisitions (EBITDA, pricing multiples, etc.), but little detailed analysis. The brief analyses have a “back of the envelope” feel; certainly, they were not the kind of detailed presentations directors who are being asked to approve material transactions should have received.

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In at least one instance (the Northern California franchise acquisition), senior management apparently did not go back to the Board even though the final negotiated purchase price exceeded the authority the Board had given management by $1 million.

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Livengood’s presentations to the Board about the operations of the Company were almost uniformly upbeat. These presentations do not appear to have provided a candid review of the Company’s operating problems or areas of weakness that would have enabled the directors to better understand overall operating trends.

4.	The Board’s Performance
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Our investigation left us with the impression that the Board did not oversee management’s processes and decisions with an appropriately skeptical eye. The Board seems to have been distracted from its critical oversight role by the Company’s apparent early success, the momentum of the Company’s rising stock price and the charisma and control of Livengood.

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Early in our investigation, it became clear to us that the Company’s accounting resources have been, and remain, severely strained. The Audit Committee was aware of this weakness prior to our investigation and had expressed concern to senior management. We believe, however, that the Audit Committee and the Board should have insisted that management strengthen the Company’s accounting resources and expertise as a matter of greater urgency, and should have more effectively overseen management’s efforts and timetable for rectifying this weakness.

•	In our view, the Board should have promptly addressed the issues of CFO turnover and the absence of a General Counsel for two years.

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•	While we heard complaints by some Board members about a lack of timely, meaningful information, it does not appear that the Board forcefully sought more detailed and timely reports from management.

5.	Other Matters
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The Company has been criticized for not amortizing its reacquired franchise rights as certain other companies do. Navigant concurs with the Company’s conclusion that it is acceptable under GAAP for reacquired franchise rights to be considered indefinite lived assets and, therefore, not subject to amortization. However, the Company’s historical practice of testing goodwill for impairment at the company store reporting segment level was incorrect and we understand that the Company is retesting goodwill for impairment at the company store operating group level as part of the restatement process.

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The Company has been criticized for not recognizing, prior to May 7, 2004, an impairment charge relating to the discontinuance of its Montana Mills operation acquired 16 months earlier. Navigant has concluded that the timing of the Company’s impairment charge was appropriate under GAAP. The Company has also been criticized because Tate was a director of Montana Mills at the time of the acquisition. We have found no evidence of impropriety in connection with the acquisition resulting from Tate’s position as a director of Montana Mills.

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The Company has been criticized for allegedly “stuffing the channel” with doughnuts at the end of certain periods in fiscal 2004 in order to improperly increase revenue. Navigant has found that, although the Company increased deliveries at the end of certain periods, the Company maintained an adequate reserve for returns (which was deducted from revenue). Therefore to the extent these increased deliveries resulted in returns, there was not a significant impact on reported revenue.

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The Company’s proxy disclosure undervalued the personal use of corporate aircraft by Livengood and other senior executives by employing a calculation method found in Internal Revenue Service regulations rather than the “aggregate incremental cost” method required by SEC regulations. Moreover, the proxy disclosure referred to Livengood’s personal use as “company-required” when, in fact, the Company did not require Livengood to use corporate aircraft for personal travel. Under the Board policy governing personal use of corporate aircraft, based on the correct calculations, Livengood exceeded his $100,000 personal usage allowance in both fiscal 2003 and 2004 and other senior executives exceeded their collective

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$100,000 personal usage allowance in fiscal 2004. Therefore, under the policy, they were required to reimburse the Company for the excess (in Livengood’s case, at least approximately $160,000 in each of fiscal 2003 and 2004). Inexplicably, when the policy was adopted, the Company failed to implement any recognized method consistent with Federal Aviation Administration regulations that would have allowed it to accept reimbursement from senior executives for their personal use. Thus the Company is forced to absorb these expenses notwithstanding the Board’s efforts to adopt a policy to the contrary.

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On January 30, 2004, the Company completed three transactions through which it acquired all the membership interests that it did not already own (totalling 33%) in the Northern California franchise. The Company has been criticized for the amount ($1.44 million) it paid for the 3% interest held by Adrienne Livengood, Livengood’s former wife, which she acquired pursuant to their divorce settlement. We have concluded that the Company did not provide a disproportionate benefit to Adrienne Livengood. She received the same consideration, proportionately, for her interest as was paid to one outsider for his 5% interest, and she received less consideration, proportionately, for her interest than was paid to another outsider (the former managing partner of the franchise partnership) for his 25% interest.

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We are aware that the Company has received inquiries from some of its franchisees concerning its use of the Public Relations and Advertising Fund (the “Brand Fund”). If the Company improperly charged expenses to the Brand Fund, it would have had the general effect of decreasing KKD’s expenses and thereby increasing the Company’s pre-tax income. The Brand Fund was established in the mid-1990s, pursuant to franchise agreements with Area Developers, to “maximize recognition of the Marks [defined as the current and future “trademarks, service marks and other commercial symbols” used in conjunction with the operation of Krispy Kreme stores] and patronage of Krispy Kreme stores” through various marketing, promotional and media relations efforts. Under the terms of the franchise agreements, Area Developers are required to contribute 1% of their gross sales to the Brand Fund. All Company-owned stores contribute to the Brand Fund on the same basis as Area Developers. In fiscal 2003 and 2004, total contributions to the Brand Fund were approximately $ 6.2 million and $ 7.9 million, respectively. The operative language in the franchise agreements defining the parameters of the Brand Fund speaks in general terms of expenditures tied to “advertising, promotion and marketing activities.” In presentations at franchise conferences, KKD representatives listed a variety of categories of charges under the Brand Fund. Based on our review, conducted by Navigant and our counsel, the overwhelming number and amount of the charges to the Brand Fund appear to be

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consistent with the very broad purpose of the Fund as articulated in the franchise agreements and Company presentations to franchisees.6

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We are aware that the Company has received complaints from some of its franchisees concerning its Supply Chain Alliance Program (“SCAP”). We investigated two issues regarding the operation of SCAP: (1) whether the Company exceeded the 3% cap on the net profits earned under SCAP as defined by the program’s documentation and (2) whether the Company appropriately allocated overhead expenses in calculating net profit. If the Company did not comply with the terms of the SCAP agreement, it would have had the general effect of improperly decreasing the Company’s expenses and thereby increasing the Company’s pre-tax income. Under the terms of the program, franchisees who elect to participate in SCAP agree to purchase the majority of their supplies from KKD. In return, participants have the opportunity to receive an annual rebate of any profits over a 3% margin on the distribution center’s sales. In calculating its margin, the distribution center factors in the cost of acquiring all products, including those internally acquired, and deducts its costs as an expense. The distribution center’s cost for acquiring mix and coffee from KKM&D includes a 40% mark up.[7] KKD disclosed KKM&D’s operating margin (14% to 24%) each quarter when it released the Company’s results. Based on our review, conducted by Navigant and our counsel, we found that the documentation for SCAP limits the distribution center’s profit margin on sales to the franchisees to 3%, but does not limit the profit margin KKM&D may earn when selling products internally to the distribution center. In addition, SCAP offers a rebate consisting of profits in excess of 3% after KKD applies all direct and indirect expenses. Based on our review, conducted by Navigant and our

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6) One area of concern has been the use of the Brand Fund for contributions to the International Storytelling Center (the “ISC”), an organization which, according to its website, is dedicated to keeping alive “the ancient tradition of storytelling.” Livengood took a personal interest in the ISC and believed that the Krispy Kreme brand would benefit from KKD’s sponsorship of this organization and the resulting publicity, which included the Krispy Kreme logo being featured on the ISC website. Livengood agreed to pay $500,000 to the ISC in exchange for ten-year naming rights for the ISC’s annual storytelling festival and for the new theater the ISC was planning to build and instructed that it be paid out of the Brand Fund. In fiscal 2004, $100,000 was charged to the Brand Fund for this purpose. KKD disclosed in its Form 10-Q for the second quarter of fiscal 2005 that it had guaranteed to pay an additional $400,000 to a “non-profit organization for which Scott Livengood, the Company’s Chairman, President and CEO, serves as chairman of the governing board.” The Company will be recording this expense as a charitable donation.

7) In June 2005, KKD reduced the price of coffee from $4.03 to $3.20 per pound and no longer marks up the coffee sold to the distribution center.

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counsel, the allocation of overhead expenses appears to be reasonable. However, in fiscal 2004, the Company misallocated interest expenses associated with the Effingham plant. This misallocation, however, will not result in an additional rebate to the franchisees.

Remedial Actions

1.	Restatement of Financial Statements
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Early in our investigation, we communicated to management, the Audit Committee and PwC our preliminary, but firmly held, conclusion that the Company needed to restate previously issued financial statements. After consideration, management, the Audit Committee and the Board agreed, and on January 4, 2005 and April 19, 2005, the Company announced that the Board had concluded that certain of the Company’s previously issued financial statements should no longer be relied upon.

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The Company is taking steps to correct the accounting errors discussed in this Report and in the accompanying report of Navigant, and will restate its financial statements for the affected periods. Navigant, our accounting advisor, will review the final proposed restatement for consistency with our findings.

2.	New Leadership
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On January 13, 2005, we discussed with the Company’s independent directors our preliminary conclusions concerning Livengood’s stewardship of the Company. With our strong encouragement, the independent directors determined that new leadership was required. This decision was communicated to Livengood, and on January 18, 2005, he retired from his offices with the Company and resigned from the Board.

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The Company’s financial condition had made it imperative to engage an experienced crisis management firm. With our concurrence, on January 18, 2005, the Board retained Kroll Zolfo Cooper LLP to provide interim management services, and appointed two of its executives as the Company’s CEO and President/COO.

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In connection with Livengood’s departure, the Company entered into a consulting agreement with him. We participated in the negotiations with Livengood and concurred with the Board’s decision to approve the consulting agreement. The consulting agreement provided for Livengood to receive, for a minimum of six months and a maximum of one year, a fee equal to his base salary at the time of retirement and certain medical benefits. The consulting agreement led to Livengood voluntarily relinquishing his positions as both an officer and a director.

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Had Livengood not voluntarily left the Company, he might have claimed that his loss of office entitled him to severance payments of up to $3.5 million. Moreover, under the Company’s charter and bylaws, Livengood could not have been removed involuntarily from the Board.

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Apart from his consulting agreement, Livengood did not receive any severance payments as a result of his retirement. Although his unvested stock options vested automatically on his retirement, we insisted that the Company maintain its right to evaluate whether it should honor an exercise by Livengood of his stock options, if and when he chooses to present them. The agreement did not release Livengood from any liability to the Company.

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The consulting agreement obligated Livengood to cooperate with the Company in connection with any investigations and lawsuits, provided that his cooperation did not require him to forfeit or jeopardize unreasonably his own legal rights and interests. Although we interviewed Livengood once while he was still CEO, he declined, through counsel, our request for a second interview in late May 2005. We view this as a breach of his obligation to cooperate with our investigation, and in late May, we directed the Company to discontinue the payment of fees and the cost of medical benefits for the remainder of the initial six-month term of his consulting agreement. With our support, the Board had previously determined not to extend Livengood’s agreement after the minimum six-month term, which expired on July 18, 2005.

3.	Determinations Regarding Personnel
	a.	Continued Employment

•	Tate and Casstevens left the Company in 2004. The circumstances of Livengood’s departure in January 2005 are described above.
•

We concluded, and on June 15, 2005 advised senior management, that it was in the best interest of the Company that six other officers be discharged in light of their involvement in various events we investigated. These officers included four senior vice presidents and were in the areas of operations, finance, business development and manufacturing and distribution. On June 21, 2005, the Company announced that each of these individuals had either resigned or retired.

b.	Stock Options
•	The Special Committee has assumed responsibility for determining, in light of the provisions of the applicable stock option plans and individual option agreements, whether the Company should honor

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requests to exercise stock options made by Livengood, Tate or any of the six officers whom we concluded should be discharged. (We understand that Casstevens does not hold any options.) The Special Committee has also reserved the right to make determinations about stock option exercises by other individuals if adverse facts about such other individuals become known.

c.	Advancement of Legal Expenses
•

The Special Committee has assumed responsibility for determining whether the Company should honor requests for advancement of or indemnification for legal expenses made by Livengood, Tate, Casstevens or any of the six officers whom we concluded should be discharged in connection with the SEC or U.S. Attorney’s Office investigations or in defense of litigation. The Special Committee has also reserved the right to make determinations about requests for advancement of or indemnification for legal expenses by other individuals if adverse facts about such other individuals become known. To date, the Special Committee has authorized the advancement of expenses pursuant to provisions of the Company’s bylaws.

4.	Shareholder Demands and Derivative Litigation
•

Shareholders have made written demands that the Company commence litigation against present and former directors and officers of the Company and the sellers of certain franchises to the Company. The Special Committee’s responsibility with respect to these demands is to determine whether this litigation that these shareholders demand the Company pursue would serve the best interest of the Company. Some of these shareholders already have commenced derivative litigation on behalf of the Company, without waiting for a response from us to their demands. We have considered the best interest of the Company in connection with claims asserted in each of these demands and complaints in light of applicable standards of conduct and liability under the laws of North Carolina, the state in which the Company is incorporated.

•

With respect to claims on behalf of the Company against outside non-management directors: The demands and complaints allege the outside directors (i) approved franchise acquisitions that either involved insiders or were consummated at unfair prices, (ii) failed to implement and maintain an adequate internal accounting control system, and (iii) made false and misleading statements. We have concluded that it is in the best interest of the Company to reject the demands that the Company assert claims against outside directors and to move to dismiss complaints filed by shareholders who have made demands, including

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the complaints that already have been filed and any future complaints that may be filed asserting claims as set forth in the demands.

•

We base this conclusion on our belief that the claims involving outside directors are very weak in light of the strong defenses available to directors under North Carolina law, including the business judgment rule, a powerful presumption in favor of director conduct, and North Carolina’s director protection statute, which precludes director (but not officer) liability except for acts that a director “knew or believed were clearly in conflict with the best interests of the corporation” or transactions “from which the director received an improper personal benefit.” The challenged transactions are protected by the business judgment rule because they were approved by disinterested directors, and, even if that were not the case, the facts we have found do not demonstrate unfairness and would not entitle the Company to collect substantial damages in connection with these transactions. The Board’s performance, as we have stated above, was far from exemplary, but we certainly have no basis to believe that any outside director ever did anything that he or she “knew or believed” was “clearly in conflict with the best interests of the corporation” or approved a transaction from which he or she “received an improper personal benefit.” Courts repeatedly have stated that a claim that outside directors failed to implement and maintain adequate internal control systems “is possibly the most difficult theory in corporation law upon which a plaintiff might hope to win a judgment.”[8] We have no reason to think that this case is an exception to that rule. As the North Carolina Business Court has explained, “we . . . set high aspirational goals (standards of conduct) for directors” but legal liability is measured “on a less demanding level.”[9] We also note the high likelihood that the Company would be obligated by its bylaws to advance and indemnify the cost of defending these claims and the fact that the plaintiffs in the federal securities and ERISA actions against the Company, who are seeking very substantial damages (potentially hundreds of millions of dollars), would argue that the assertion of any such claims by the Company was an admission of liability by the Company in those actions.

•	With respect to claims on behalf of the Company against the sellers of the franchises with whom the Company allegedly entered into related

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8) See, e.g., In re Caremark Int’l Inc. Derivative Litig., 698 A.2d 959, 971 (Del. Ch. 1996).

9) First Union Corp. v. Sun Trust Banks, Inc., 2001 WL 1885686, at *6-7 (N.C. Super. Ct. Aug. 10, 2001).

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party transactions: We reject the demands and will move to dismiss complaints already filed or that may be filed by shareholders who have made demands. As stated above, the transactions were approved by disinterested directors and thus are protected by the business judgment rule and, even if that were not the case, the facts we have found would not entitle the Company to collect substantial damages in connection with the transactions.

•	With respect to claims on behalf of the Company against specified officers and former officers, we have divided those claims into two categories, based on the officers involved.
•

With respect to Livengood, Tate and Casstevens: Our serious concerns about their discharge of their management duties to the Company do not permit us to take, and we will not take, affirmative action seeking the dismissal of claims asserted against them in the complaints already filed or that may be filed by shareholders who have made demands. Additionally, more may be learned about Livengood’s, Tate’s and Casstevens’s conduct as the U.S. Attorney’s Office and SEC continue with investigations and the federal securities and ERISA actions continue their course. And, unlike any of the other individuals against whom action is demanded, Livengood, Tate and Casstevens profited greatly from their employment at KKD, including sales of KKD stock received upon exercise of options granted by KKD that netted them millions of dollars in proceeds (more than $30 million, in Livengood’s case), and substantial bonus payments under the Incentive Plan. Accordingly, Livengood, Tate and Casstevens, unlike other individuals named in the demands and complaints, may have the financial ability to pay a substantial judgment if shareholders prove the claims that have been asserted against them in the demands and the complaints that have been filed.

•

We will not, however, ourselves assert claims against Livengood, Tate and Casstevens. Put another way, we will reject the demands that the Company sue Livengood, Tate and Casstevens, but we will not seek the dismissal of claims asserted against Livengood, Tate and Casstevens by shareholders who have made demands, or filed complaints.

•

We base this conclusion on (i) the substantial hurdles that would have to be overcome in order for a plaintiff to succeed on such claims under North Carolina law (these include some of the same hurdles, albeit not as formidable – North Carolina’s directors’ protection statute, for example, applies only to directors but not officers – as the hurdles facing claims against the Company’s outside directors); (ii) the fact that, as discussed above, Livengood, Tate and Casstevens, unlike other individuals

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named in the demands, may have the financial ability to pay a substantial judgment; (iii) the fact that, as discussed above, plaintiffs in the federal securities and ERISA actions against the Company would argue that the assertion of any such claims by the Company was an admission of liability by the Company in those actions, where the plaintiffs in those actions assert claims against the Company seeking very substantial damages (potentially in the hundreds of millions of dollars); and (iv) the fact that the Company’s D&O insurance policy covers claims by shareholders acting derivatively on behalf of the Company, but not claims by the Company itself.

•

With respect to claims on behalf of the Company against all other officers and former officers: We reject the demands and will move to dismiss complaints already filed or that may be filed by shareholders who have made demands. We do not believe, based on the facts known to us, that it would be in the best interest of the Company for the Company or its shareholders to assert claims against these officers. We base this conclusion on (i) the fact that they played little or no role in the events underlying the claims that have been asserted and did not profit from their employment at the Company in any way approaching the same level at which Livengood, Tate and Casstevens profited; (ii) the substantial hurdles that would have to be overcome in order for a plaintiff to succeed on a claim against them under North Carolina law; and (iii) as discussed above, the fact that the plaintiffs in the federal securities law and ERISA actions against the Company would argue that the assertion of any such claims by the Company was an admission of liability by the Company in those actions, where the plaintiffs in those actions assert claims against the Company seeking very substantial damages (potentially in the hundreds of millions of dollars).

5.	Changes in Corporate Governance

After considering the Company’s history and culture, and the critical importance of preventing future lapses of oversight and re-establishing the Company’s credibility with shareholders, regulators, lenders and other constituencies, we have determined that the following changes in corporate governance are required and direct that the Board act promptly to implement them:

a.	Composition of the Board of Directors
•

While the independent directors apparently satisfied the formal independence requirements of the New York Stock Exchange (“NYSE”) listing standards, based on our review of the record and our personal observation, we believe that, as a group, the Board was overly deferential in its relationship with Livengood as CEO. In order to signal a break with the past, and an appreciation for the constructive skepticism that independent directors must bring to the boardroom, we have concluded that the Board must be reconstituted so that a

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substantial majority of the Board is comprised of individuals who were not directors at the time of the events we investigated. Further, all directors, with the exception of the CEO, must be independent directors.

•

We direct the Board to act promptly to retain a qualified search firm and initiate a selection process led by members of the Board who were not directors at the time of the events we investigated. The goal of the process must be to assemble an active, engaged and independent Board with a broad range of skills and experience relevant to the Company’s business and circumstances. The individuals constituting the new Board must be willing to challenge management constructively about corporate strategy, the adequacy of internal resources and the soundness of controls, and to insist upon a management tone and environment that values accuracy in accounting, transparency in financial reporting and integrity in business conduct generally.

•

Following the departure of Livengood, the role of Chairman of the Board was separated from the role of CEO and the Board chose an independent director as Chairman. This separation and mandate for independent Board leadership must be maintained when a permanent CEO is selected.

•

We acknowledge the significant contribution to the Board’s understanding of operational and marketplace realities offered by three of the Company’s franchise owners, who now serve as non-voting Emeritus Directors. However, consistent with our belief that the Board must eschew any vestige of clubbiness, the Board must eliminate the position of non-voting Emeritus Director. We believe franchise owners can best serve the Company as members of a new Franchise Advisory Board, a structure employed by a number of other public companies with franchise systems.

b.	Functioning of the Board of Directors
•

The Board of Directors appears to have established the appropriate committees, adopted the appropriate committee charters, governance guidelines and codes of conduct and met the other technical requirements of the Sarbanes-Oxley Act, the SEC’s related rules and the NYSE corporate governance listing standards.

•

However, the established governance structure provides no more than a framework for proper Board operations. As the Board recognized, to a degree, in its November 2004 self-evaluation, in order to ensure that it is fully equipped to oversee management, the Board must receive, on a timely basis, accurate, candid and balanced information about all material issues.

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•

Under the leadership of an independent Chairman of the Board, the Board must develop and communicate to management its requirements for (i) information that management should regularly provide to the Board and (ii) information that management should immediately bring to the Board’s (or the Audit Committee’s) attention as and when circumstances arise (e.g., changes in the underpinnings of corporate strategy, changes in management or corporate performance, internal control failures, significant whistleblower complaints and other indications of a change in the risk environment).

•

The Board must unequivocally make clear to management that bad news should not be downplayed or delayed; and that, to the contrary, the Board expects negative trends and business concerns to be fully and promptly aired.

•	The Board must evaluate the CEO and CFO, in part, on how well information flows among the members of management and from management to the directors.
c.	Internal Resources, Controls and Compliance
•

The Company’s resources require substantial bolstering in the areas of accounting, financial reporting and internal audit. There is an unquestionable need for senior personnel with strong technical accounting skills and extensive public company experience. We note with approval the recent addition of an experienced Chief Accounting Officer.

•

The Audit Committee must ensure that the remaining open positions are properly filled and should assess and address any other resource needs in the accounting area. In selecting new personnel and overseeing the Company’s financial function generally, the Audit Committee must emphasize management’s responsibility to adhere to the highest standards of professional conduct, including, as the SEC recently highlighted, the need to pursue facts and circumstances that evidence the true economic substance of transactions.[10]

•

With regard to the Company’s internal control over financial reporting generally, we understand that the progress of the Company’s efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act has been impeded by the demands of the current situation. However, we record our expectation that the Audit Committee will actively

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10) See In the Matter of James W. Barge, Pascal Desroches, and Wayne H. Pace, Exchange Act Release No. 34-51400 (March 21, 2005).

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oversee the Company’s “404” project, including the remediation of control deficiencies.

•

The Audit Committee must undertake a comprehensive review of the Company’s compliance and internal audit programs to ensure that they appropriately address the Company’s entire operations, including the franchise system.

•

The Board and new management must clarify and reinforce the role of the Company’s General Counsel to be certain the responsibilities we believe are critical to the role, in the areas of transactions, corporate approvals, disclosure and legal risks, are fulfilled.

d.	Public Disclosure
•	We acknowledge the steps taken recently, with the assistance of qualified outside counsel, to improve the transparency, comprehensiveness and balance of the Company’s public statements.
•

Qualified outside counsel must be deeply involved in preparation of the amendments to previously filed periodic reports necessary to effect the restatement, as well as, on an ongoing basis, in preparation of the Company’s periodic reports, proxy statements, annual reports and press releases concerning earnings or other material matters.

•

In order to institutionalize senior management’s commitment to timely, accurate public disclosure and enhance the Company’s disclosure process generally, the Company must establish a formal Disclosure Committee, chaired by the General Counsel and consisting, at a minimum, of senior management in the legal, financial and risk areas. The work of the Disclosure Committee is to be overseen by the Audit Committee.

•

The Disclosure Committee will be responsible for the timing and content of the Company’s public disclosures, including materiality judgments, and for establishing and implementing the Company’s policy for ensuring fair disclosure in accordance with SEC Regulation FD. In addition, the Disclosure Committee will assist the CEO and CFO in (i) establishing and maintaining disclosure controls and procedures and internal control over financial reporting at the level required of public companies, and (ii) periodically evaluating the effectiveness of these controls and procedures and determining whether changes are needed. The work of the Disclosure Committee will support the CEO and CFO in discharging their Sarbanes-Oxley and NYSE certification obligations.

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e.	Compensation
•	The Board must take an entirely fresh look at the compensation arrangements and perquisites for management and the directors.
•

The current stock option and incentive compensation programs must be discontinued and, with the assistance of an independent compensation consultant, replaced with new programs that reflect current governance standards.

•

With respect to the equity components of new programs, the Board must institute a requirement that all or a very substantial portion be held by recipients until one year after they terminate employment or Board service or be subject to forfeiture provisions.

•	Targets for any cash or equity-based incentive plan must be carefully established and, in particular, must not be based, implicitly or explicitly, on meeting or exceeding earnings guidance.
•

The proper accounting for all compensation plans must be ascertained by the Company, and the independent auditors asked to comment specifically on the appropriateness of the Company’s accounting for compensation plans that are material to the financial statements as part of their quarterly and annual discussions with the Audit Committee.

•	The Company’s SEC filings must contain clear and complete disclosure about any material financial impact of its compensation plans and the accounting for those plans.

*       *              *       *       *

As we noted at the outset, we have been guided by our heavy responsibility to take those actions that we believe are necessary and in the best interest of the Company and its shareholders. Our conclusions have been based on the evidence available to us, and government investigators may uncover additional facts that better illuminate the reasons for the accounting errors that occurred. However, all officers and employees we believe had any substantial involvement in or responsibility for these errors have left the Company, and the process of correcting the Company’s financial statements is under way. With the significant changes in management tone and environment and corporate governance that we are directing the Company to make, we believe the Company can rebuild public confidence and trust and continue the development of its remarkable brand.

Michael H. Sutton Co-Chair
Lizanne Thomas Co-Chair

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